Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors and Shareholders

Erydel S.p.A.

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Erydel S.p.A. (the Company), which comprise the consolidated balance sheet as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with US generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date of the consolidated financial statements are authorized for issuance.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

•

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

KPMG S.p.A.

Milan, Italy

January 04, 2024

CONSOLIDATED FINANCIAL STATEMENTS

EryDel S.p.A.

As of and for the years ended December 31, 2022 and 2021

EryDel S.p.A.

Consolidated Financial Statements

As of and for the years ended December 31, 2022 and 2021

Contents

Consolidated Financial Statements

EryDel S.p.A.

CONSOLIDATED BALANCE SHEETS

(In Euro, except share and per share data)

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash	€1,290,483	4,058,026
Prepaid expenses and other current assets	5,672,517	5,170,063

Total current assets	6,963,000	9,228,089
Non-current assets:
Property and equipment, net	259,721	353,126
Operating lease right-of-use assets, net	379,447	420,720
Other non-current assets	5,574,237	5,663,961

Total non-current assets	6,213,405	6,437,807

Total assets	€13,176,405	15,665,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	€2,916,523	2,856,398
Debt, current	13,666,826	5,198,560
Accrued expenses and other current liabilities	1,035,246	983,879

Total current liabilities	17,618,595	9,038,837
Non-current liabilities:
Post-retirement benefit plans	66,859	72,874
Debt, non-current	11,226,326	10,422,735
Other non-current liabilities	715,318	669,668

Total long-term liabilities	12,008,503	11,165,277

Total liabilities	29,627,098	20,204,114

Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock, Euro 1.0000 par value: 73,480 shares authorized and 73,480 issued and outstanding as of December 31, 2022 and 2021	73,480	73,480
Senior stock, Euro 1.0025 par value: 1,678,505 shares authorized and 1,678,505 issued and outstanding as of December 31, 2022 and 2021	1,682,662	1,682,662
Additional paid-in capital	58,411,755	57,679,486
Accumulated other comprehensive loss	(149,840)	(29,269)
Accumulated deficit	(76,468,750)	(63,944,577)

Total stockholders’ equity	(16,450,693)	(4,538,218)

Total liabilities and stockholders’ equity	€13,176,405	15,665,896

See accompanying notes.

EryDel S.p.A.

CONSOLIDATED INCOME STATEMENT

(In Euro)

	Years Ended December 31,
	2022	2021

Operating expenses:
Research and development expenses	€(6,841,645)	(13,795,836)
General and administrative expenses	(4,147,347)	(2,903,842)

Operating loss	(10,988,992)	(16,699,678)

Financial expense, net	(1,522,443)	(620,913)
Foreign currency income	63,932	79,600

Loss before income taxes	(12,447,503)	(17,240,991)
Income tax expense	(76,670)	(93,118)

Loss for the period	€(12,524,173)	(17,334,109)

See accompanying notes.

EryDel S.p.A.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

(In Euro)

	Years Ended December 31,
	2022	2021

Loss for the period	€(12,524,173)	(17,334,109)
Other comprehensive income / (loss):
Gains or losses from post-retirement benefit plans, net of tax	1,554	(3,139)
Foreign currency translation adjustments	(122,124)	(144,670)
Total other comprehensive income / (loss)	(120,570)	(147,809)

Total comprehensive loss	€(12,644,743)	(17,481,917)

See accompanying notes.

EryDel S.p.A.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

(In Euro, excluding share data)

	Common Stock		Senior Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated other comprehensive loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance as of January 1, 2021 (Unaudited)	73,480	€73,480	1,678,505	€1,682,662	56,447,731	118,540	(46,610,468)	11,711,945

Defined benefit pension plan	—	—	—	—	—	(3,139)	—	(3,139)
Foreign currency translation	—	—	—	—	—	(144,670)	—	(144,670)
Share-based compensation	—	—	—	—	1,231,755	—	—	1,231,755
Net loss	—	—	—	—	—	—	(17,334,109)	(17,334,109)

Balance as of December 31, 2021	73,480	€73,480	1,678,505	€1,682,662	57,679,486	(29,269)	(63,944,577)	(4,538,218)

Defined benefit pension plan	—	—	—	—	—	1,554	—	1,554
Foreign currency translation	—	—	—	—	—	(122,125)	—	(122,125)
Share-based compensation	—	—	—	—	732,269	—	—	732,269
Net loss	—	—	—	—	—	—	(12,524,173)	(12,524,173)

Balance as of December 31, 2022	73,480	€73,480	1,678,505	€1,682,662	58,411,755	(149,840)	(76,468,750)	(16,450,693)

See accompanying notes.

EryDel S.p.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Euro)

	Year Ended December 31,
	2022	2021

Cash flows from / (used in) operating activities
Net loss	€(12,524,173)	(17,334,109)

Adjustments to reconcile net loss to net cash used in operating activities:
Post-Retirement benefit obligation	(4,461)	(40,409)
Depreciation expense	145,676	145,879
Share-based compensation	732,268	1,231,755
Non-cash interest expense	718,266	198,560
Other non-cash items	(130,937)	(152,079)
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(502,454)	1,348,463
Other non-current assets	89,724	(506,418)
Accounts payable	60,125	(418,009)
Accrued expenses	108,698	(180,588)
Other non-current liabilities	46,573	115,807

Net cash used in operating activities	(11,260,695)	(15,591,147)

Cash flows from / (used in) investing activities
Purchases of fixed assets	(69,250)	(73,827)

Net cash used in investing activities	(69,250)	(73,827)

Cash flows from / (used in) financing activities
Proceeds from bank borrowings	803,591	10,422,735
Proceeds from notes payables	7,750,000	5,000,000

Net cash from financing activities	8,553,591	15,422,735

Effect of exchange rate changes on cash	8,811	7,410

Net increase / (decrease) in cash and cash equivalents	(2,767,543)	(234,829)

Cash and cash equivalents at beginning of period	4,058,026	4,292,855
Cash and cash equivalents at end of period	1,290,483	4,058,026
Supplemental disclosures of non-cash information:
Right-of-use assets obtained in exchange for new operating lease liabilities	16,979	2,242

See accompanying notes.

EryDel S.p.A.

Notes to the Consolidated Financial Statements

December 31, 2022 and 2021

1.	Description of Business

EryDel S.p.A. (hereinafter also the “Company” or “EryDel”) was incorporated in Italy in 2007 and is headquartered in Bresso (Milan), Italy. EryDel is a clinical stage biopharmaceutical company focused on developing and commercializing specialized therapies for the treatment of rare diseases by using the patient’s own blood (Red Cell Loader). In May 2018, the Company established a wholly owned subsidiary (“EryDel US”) in the State of New Jersey, USA, for the commercialization of its specialized therapies in the US, upon obtaining the relevant approvals from both the European and US regulatory authorities.

EryDel’s proprietary platform technology is an easy to use, fast and automatic bedside procedure, to encapsulate small and large molecules including therapeutic enzymes in patients’ red blood cells. The cells are immediately re-infused into the patients providing prolonged half-life in circulation, reduced immunogenicity, better tolerability and predictable vascular distribution. EryDel’s technology consists of a specialized system (Red Cell Loader), a sterile single use kit (the “EryKit”) and process solutions.

Fiscal Year

The Company’s fiscal year ends on December 31. References to fiscal 2022, for example, refer to the year ended December 31, 2022.

Basis of Presentation

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

All figures presented are in Euro, unless otherwise stated.

Going Concern

The valuation of the financial statement going concern was carried out considering the Company as an economic complex operating for an estimated period of at least 12 months from the date of this balance sheet. The Company has incurred recurring losses and negative cash flows from operations since its inception and has primarily funded these losses through proceeds from capital contributions and issuance of debt instruments.

The Board of Directors assessed the existence of going concern of the Company, taking into account multiple factors, such as: (i) the Company’s cash at December 31, 2022 which, is € 1,290,483, (ii) the additional investment loan agreement, paid by the shareholders during 2023; and (iii) the stock purchase agreement entered into by the Company and Quince Therapeutics, Inc (“Quince”) on July 21, 2023, as described below.

On October 20, 2023, Quince completed the acquisition of the Company. This acquisition will provide the required resources to support operations and execute the Company’s business plan. In particular, Quince will provide support to the Company in meeting its financial obligations as well as the financial means to continue the development of EryDex, a Phase 3 therapy for the rare disease Ataxia-Telangiectasia (A-T), for which currently there is no cure in the market. In this respect, as further described in Note 13 Subsequent Events, Quince has agreed to guarantee the financial obligations of EryDel in respect of the outstanding EIB Loan and provided the Company with cash of Euro 0.9 million ($1.0 million) as a promissory note. With regards to its financial position, Quince cash, cash equivalents and short-term investments amount to $83.2 million as of September 30, 2023 (approx. Euro 78.5 million), sufficient to fund the anticipated clinical and development activities related to EryDex, through a single Phase 3 NEAT trial, and a potential NDA submission to the FDA, assuming positive results, into at least 2026.

In accordance with Accounting Standards Update, or “ASU”, No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, based on the above assumptions, management expects that it will have the financial support needed to fund its forecasted operating expenses and capital expenditure requirements for at least the next twelve months. Accordingly, the consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of EryDel S.p.A. and its wholly owned subsidiary EryDel US. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates used in the Company’s consolidated financial statements relate to the determination of the fair value of stock-based awards, including stock-based compensation expense and related assumptions, the incremental borrowing rate used for leases, unrecognized tax benefits, the valuation allowance for deferred tax assets, the assessment of impairment indicators for intangible and tangible assets and the valuation of embedded derivatives included within the Investment Agreement Loan. The Company bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be probable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the Company’s estimates and assumptions.

Foreign Currency Translation and Transactions

The Company uses the Euro as the reporting currency for the purposes preparing its consolidated financial statements. The functional currency of the Company’s wholly owned subsidiary is the U.S. Dollar. Its financial results and financial position are translated into Euro using exchange rates at balance sheet dates for assets and liabilities and using average exchange rates during the period for income and expenses. The resulting translation differences are presented as a separate component of accumulated other comprehensive loss, as a separate component of equity.

Foreign currency transactions are translated into the functional currencies using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses, resulting from the settlement of such transactions and from the re-measurement of monetary assets and liabilities denominated in foreign currencies using exchange rates at balance sheet date and non-monetary assets and liabilities using historical exchange rates, are recognized in the consolidated statements of operations.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, facility costs and costs for external vendors and consultants engaged to conduct clinical development activities and clinical trials, (e.g., contract research organizations (“CROs”), as well as costs to develop a manufacturing processes, perform analytical testing and manufacture clinical trial materials, (e.g., contract manufacturing organizations (“CMOs”). Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered. In addition, funding from research grants, if any, is recognized as an offset to research and development expense based on costs incurred on the research program.

Research and development expenses refer to costs incurred by the Company for the development of therapies in connection with the Red Cell Loader technology: ATTeST and OLE-IEDAT. Research and development expenses are recorded net of governmental grants received. In particular, grants received are recorded on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. Grants are recognized at their fair value where there is a reasonable assurance that the grant will be received, and the Company complies with the related requirements.

The Company received grants in the form of R&D tax credits during the year 2021 and 2022. In line with the legislation in force as of December 31, 2022, companies in Italy that invest in eligible research and development activities, regardless of the legal form and economic sector in which they operate, can benefit from a R&D tax credit. Such tax credits are assessed based on the level of incurred eligible research and development expenses. The tax credits can be only used to offset payments of certain taxes and contributions (e.g., social contributions, VAT payables, registration fees, income and withholding taxes and all other tax-related items that companies usually pay monthly). For eligible research and development activities, the tax credits were equal to 20% of the costs incurred in fiscal years 2022 and 2021, with a maximum annual amount of Euro 4 million. Expenses incurred by the Company in fiscal years 2022 and 2021 generated a total tax credit amounting to Euro 1,030,461 and Euro 1,813,304, respectively.

In November 2015, the Company received a notification for a grant related to the project European Horizon 2020 (Call PHC14 “New therapies for rare diseases”) for a total amount of Euro 4,331,575. In fiscal year 2022, an installment was recognized for a total amount of Euro 350,662.

Grants recorded within research and development expenses also include the grant obtained in 2021 in connection with the “Drug Delivery System” project provided by Invitalia as part of the “Brevetti +” program, as per the Mise program for the development of patents and innovative projects by SMEs (application submitted by the Company on January 31, 2020). The total grant recorded in fiscal years 2022 and 2021 in connection with the above program amounted to Euro 0 and Euro 39,032, respectively.

General and Administrative Expenses

General and administrative expenses consist primarily of employee costs including salaries, benefits, stock-based compensation and other related employee costs, and related expenses for executive management, finance, accounting, human capital, legal and other administrative functions, as well as professional fees, overhead, including allocated overhead, which is comprised of rent and other facilities related costs, and depreciation expense related to general purpose equipment and software, and expenses incurred for other general corporate purposes.

Cash

The cash balance entirely relates to cash on hand held in checking and deposit accounts. Cash as of December 31, 2022 and 2021 amounted to Euro 1,290,483 and Euro 4,058,026, respectively. There are no restrictions as to the use of the cash on hand held by the Company.

Property and Equipment, Net

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful lives of the respective assets. Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.

The useful lives of property and equipment are as follows:

• Computer equipment	5 years

• Lab equipment	from 2.5 to 5 years

• Leasehold improvement	Shorter of estimated useful life or lease term

• Office furniture	from 4 to 5 years

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of its long-lived assets, including property and equipment that may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through their undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, then an impairment charge is recognized as the amount by which the carrying amount exceeds the undiscounted cash flows. There have been no impairment charges recorded during the years ended December 31, 2022 and 2021.

Patent costs

The Company has no historical data to support a probable future economic benefit for the arising patent applications, filing and prosecution costs. Therefore, patent costs are expensed as incurred.

Leases

The Company determines if an arrangement includes a lease at inception of the contract. There are no finance leases recorded at December 31, 2022 and 2021. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Right-of-use assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The right-of-use assets include any lease payments made and exclude lease incentives. Incremental borrowing rate is used in determining the present value of future payments. The Company applies a portfolio approach to the property leases to apply an incremental borrowing rate to leases with similar lease terms. The lease terms may include options to extend or terminate the lease. The Company recognizes the options to extend the lease as part of the right-of-use lease assets and lease liabilities only if it is reasonably certain that the option would be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the non-cancelable lease term.

In 2021 and 2022, the Company has entered into various operating lease agreements related to: technology equipment, office spaces, server storage and company vehicles. The contracts expire over the next seven years.

Stock-Based Compensation

All stock-based compensation granted to employees is measured at the grant date fair value of the award and recognized as an expense in the income statement over the requisite service period, which is generally the vesting period. The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. Compensation expense is recognized using the straight-line method net of estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeiture differs from those estimated. Refer to Stock-based Awards to Employees within Note 9 – Stockholders’ Equity for further discussion of assumptions used to estimate the fair value of stock-based awards.

The Company accounts for equity awards issued to non-employees, such as consultants, based on the fair value of the award, using the Black-Scholes option-pricing model.

Income Taxes

Income taxes are computed using the liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled.

The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. In assessing the need for a valuation allowance, the Company has considered its historical levels of income/(loss), expectations of future taxable income and tax planning strategies. Because of the uncertainty of the realization of the deferred tax assets, the Company has recorded a valuation allowance against its deferred tax assets not supported by reversing taxable temporary differences. Realization of its deferred tax assets is dependent primarily upon future Italian taxable income.

The Company, whenever required, accounts for unrecognized tax benefits. The Company assesses all material positions taken in any income tax return in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing a tax position begins with the initial determination of the position’s sustainability and its financial statement effects are only recognized if the tax position is more likely than not to be sustained. A recognized tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available. The Company presents any penalties and interest expense related to income taxes as a component of income tax expense.

Employee Benefit Plans

The Company has defined benefit plans, regulated by the Italian laws in which the Company’s employees participate in. The benefits due to employees under the defined benefit plans are calculated based on the employee compensation and the duration of the employment relationship and are paid to the employee upon termination of the employment relationship or retirement. The costs of the defined benefit plans reported in the Company’s consolidated statements of operations is determined by an actuarial calculation performed on an annual basis. The actuarial valuation is performed using the “Projected Unit Credit Method” based on the employees’ expected date of separation or retirement.

Recent Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity and improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods after December 15, 2023 and interim periods within those annual periods and early adoption is permitted in fiscal periods ending after December 15, 2020. Upon implementation, the Company may use either a modified retrospective or full retrospective method of adoption. The Company is evaluating the impact of adopting the new ASU.

3.	Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. Fair value is determined based on quoted market rates when observable or utilizing data points that are observable, such as quoted prices, interest rates and yield curves. Whenever required, the Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities, due to their short-term nature.

Inputs used to determine the fair value of assets and liabilities are defined be a three-level hierarchy, depending on the nature of those inputs. The Company has categorized its financial assets and liabilities measured at fair value within this hierarchy based on whether the inputs to the valuation technique are observable or unobservable. An unobservable input is based on market data obtained from independent sources, while an unobservable input reflects the company’s assumptions adopt market data.

The fair value of the Company’s financial instruments reflects the amounts that the company estimates would receive in connection with the sale of an asset or pay in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). The Company discloses and recognizes the fair value of the assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

•	Level 1: Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•	Level 2: Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;

•

Level 3: Inputs that are unobservable. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy during the years ended December 31, 2022 and 2021.

There are no financial assets subject to fair value measurements on a recurring basis as of December 31, 2022 and 2021.

The embedded derivatives included within the Investment Agreement Loan (as further described in Note 6 below) are classified within Level 3 as they are valued using the Monte Carlo option pricing model, for which some inputs are unobservable in the market.

4.	Financial Statement Components

Prepaid expenses and other current assets consisted of the following:

	December 31,

	2022	2021

Credit for tax other than income tax	€621	€2,385
VAT receivables	2,829,976	1,821,732
Research and development tax credits, current	1,200,000	1,206,000
Other current assets	31,548	45,292
Advance payments to suppliers	1,558,435	2,020,986
Prepaid expenses	48,941	73,668
Receivables from insurance companies	2,996	—

Total prepaid expenses and other current assets	€5,672,517	€5,170,063

Other non-current assets consisted of the following:

	December 31,

	2022	2021

Research and development tax credits, non-current	5,570,981	5,660,704
Other non-current assets	3,257	3,257

Total other non-current assets	€5,574,238	€5,663,961

The Company’s research and development tax credits available to be used is Euro 6,770,981 at December 31, 2022, and Euro 6,866,704 at December 31, 2021. The tax credits can be carried forward indefinitely and do not expire.

In fiscal year 2022, the Company utilized Euro 1,126,184 of available tax credits to offset certain social contributions and tax payables, while during fiscal year 2021, the Company utilized Euro 1,210,799 of available tax credits to offset certain social contributions and tax payables.

Property and equipment, consisted of the following:

	Year Ended December 31,

	2022	2021

Computer equipment	€185,934	€154,121
Lab equipment	1,196,577	1,178,757
Office furniture	233,887	233,887
Leasehold improvements	57,704	57,704
Total property and equipment, gross	1,674,102	1,624,468
Computer equipment	(148,551)	(121,438)
Lab equipment	(1,077,511)	(1,000,616)
Office furniture	(143,884)	(115,132)
Leasehold improvements	(44,434)	(34,155)
Less: Accumulated depreciation and amortization	(1,414,380)	(1,271,342)

Total property and equipment, net	€259,721	€353,126

Depreciation expense for property and equipment was Euro 145,676 and Euro 145,879 for the years ended December 31, 2022 and 2021, respectively.

Accrued expenses and other current liabilities consisted of the following:

	December 31,

	2022	2021

Payables for social security	€93,412	€92,038
Pension contribution payables	33,747	29,153
Accrued payroll	669,867	637,421
Accrued expenses	—	75,207
Credit card debit	1,856	3,348
Other payables	172,897	90,874
Lease liability	63,467	55,838

Total accrued expenses and other current liabilities	€1,035,246	€983,879

Payables for social security refer to amounts due to social security and employees withholding tax.

Accrued payroll refers to accruals for year-end bonuses, accrued vacations and extra-hours including social security charges, to be paid to employees.

Accrued expenses refer to invoices to be received from vendors for services performed and not yet billed.

5.	Leases

The Company presents the right-of-use assets acquired via operating leases as part of non-current assets and its lease liabilities are included in the current and non-current financial liabilities. There are no finance leases recorded at December 31, 2022 and 2021.

As the Company’s leases do not generally provide an implicit interest rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s lease agreements may have lease and non-lease components, which the Company accounts for as a single lease component. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term and variable payments are recognized in the period they are incurred. The Company’s lease agreements do not contain any residual value guarantees, and leases with an initial term of 12 months or less are not recorded on the balance sheet.

The components of the lease expense recorded in the consolidated income statement were entirely related to operating lease cost of Euro 89,911 and Euro 86,188, for the years ended December 31, 2022 and 2021, respectively.

Supplemental balance sheet information related to leases is as follows:

	Years Ended December 31,

	2022	2021

Assets:
Operating lease asset	€379,447	420,720

Total Leased Assets	€379,447	420,720
Liabilities:
Current
Operating	€63,466	58,838
Long-term
Operating	€315,980	364,882

Total lease liabilities	€379,446	420,720

Supplemental cash flow and other information related to leases is as follows:

	Years Ended December 31,
	2022	2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	€(89,911)	(86,188)
Weighted average remaining lease term (in years):
Operating leases	6.2	7.1
Weighted average discount rate:
Operating leases	7.97%	7.88%

Maturities of lease liabilities are as follows:

	As of December 31, 2022

	Operating leases	Total

2023	€90,904	€90,904
2024	€80,386	€80,386
2025	€73,007	€73,007
2026	€70,138	€70,138
2027	€67,625	€67,625
2028 and thereafter	€104,583	€104,583

Total undiscounted lease payments	€486,644	€486,644
Present value discount	€(107,197)	€(107,197)

Present value	€379,446	€379,446

Lease liability, current	€63,466	€63,466
Lease liability, long term	€315,980	€315,980

6.	Debt

European Investment Bank Borrowing

As of December 31, 2022 and 2021, the Company had outstanding financing agreements with the European Investment Bank (“EIB”) for a total amount of Euro 11,226,326 and Euro 10,422,735, respectively, which were entered into on July 24, 2020 to finance the AT project (the “EIB Loan”). The total maximum financing is Euro 30,000,000, which the Company, at its discretion, can access with the achievement of specific milestones of the AT project. The first tranche (Tranche A) of Euro 3,000,000 was drawn on January 21, 2021, and the second tranche of Euro 7,000,000 (Tranche B) was drawn on August 11, 2021. Interest is accrued at an annual rate equal to 9%. Principal and interest payments are payable at the maturity date, which is 5 years from January 21, 2021 and August 11, 2021, respectively. The Company recorded the EIB Loan as a liability measured at amortized cost.

Interest expense incurred and charged to expense was Euro 803,590 and Euro 422,739 for the years ended December 31, 2022 and 2021, respectively.

In connection with the closing the acquisition of the Company, Quince has agreed to guarantee the obligations of EryDel in respect of the EIB Loan. As of October 20, 2023, Euro 10 million has been disbursed to EryDel. The outstanding principal amount under the EIB Loan will become due and payable at maturity on August 11, 2026 and bears interest at a fixed rate of 9.00% per annum. The EIB Loan may be voluntarily prepaid at any time with at least 60 days’ prior notice, subject to a prepayment penalty. Refer to Note 13 Subsequent Events for additional details.

Investment Agreement for Capital Injection

On June 30, 2021, to provide additional funding to the Company in relation to the project aimed at completing the Phase 3 study ATTeST (clinical validation and the regulatory interactions for the treatment of Ataxia Telangiectasia Treatment with the EryDex SysTtem) and pipeline programs (the “Project”), the Founders of the Company entered into an Investment Agreement for Capital Injection for future capital increase with the Investors for a total amount of Euro 5 million (the “Investment Agreement Loan”).

The Investment Agreement Loan bears interest at a rate of 8% per annum and has a maturity date of December 31, 2021. Interest is accrued on the outstanding principal until converted. The Company recorded the Investment Agreement Loan as a liability measured at amortized cost. In addition, the Investment Agreement Loan contains a number of embedded features requiring evaluation for bifurcation as derivatives. The Investment Agreement Loan is not subsequently measured at fair value, and therefore, the nature of any embedded features was analyzed to determine whether each feature required bifurcation by both (1) meeting the definition of a derivative and (2) not being considered clearly and closely related to the debt host contract. The following is the list of features identified in the Investment Agreement Loan and considered embedded derivatives that are not clearly and closely related to the Investment Agreement Loan, met the definition of a derivative, and required bifurcation from the Investment Agreement Loan and separate accounting:

•

Automatic Conversion upon a Qualified Injection – Upon a qualified injection completed on or before December 31, 2021, outstanding principal amount and any unpaid accrued interest shall automatically convert in whole at a subscription price per share equal to 80% (eight cent) of the price per share of the Qualified Injection.

•

Voluntary Conversion upon a Non-Qualified Injection – In the event no Qualified Injection has been made by a lead third party by December 31, 2021, outstanding principal amount and any unpaid accrued interest might convert in whole at a subscription price to be discussed and agreed between the Investors and the Company.

•

Automatic Conversion upon a Liquidation Event into class “F” shares—Upon a liquidation event into class “F” shares completed on or before December 31, 2021, outstanding principal amount and any unpaid accrued interest shall automatically convert in whole at a subscription price per share equal to (i) the class “F” subscription price (i.e., Euro 47.30 per share), or if lower (ii) the price per share retained in the Liquidation Event.

The valuation of these features included an assessment of the likelihood of the triggering events. These features have been bifurcated from the debt instrument at issuance and then subsequently marked to fair value through the income statement. The bifurcation of such features then created a discount to the Investment Agreement Loan which has, along with other deferred fees and costs and discounts, been amortized using the effective interest method. These features have an overall value of approximately nil as of June 30, 2021 due to, according to the expected likelihood of the three trigger events previously described, the embedded option would be exercisable at a value closed to the fair market value. As of December 31, 2021, those features had a total nil value.

As part of this Investment Agreement Loan, the Investors and the Company undertook to cause the extraordinary shareholder’s meeting of the Company, by and no later than December 31, 2021, to resolve upon, inter alia, the Capital Increase by automatic conversion of the capital injection referred to above. Shareholders later agreed to delay the meeting to resolve the above capital increase Thus, on December 31, 2021, the Investors and the Company entered into an amendment to the Investment Agreement Loan in order to push back the date of the shareholders’ meeting of the Company to resolve upon the above capital increase by and no later than February 28, 2022 (the “First Amendment”). As the amendment was executed at the original maturity date, it was accounted for as if it was a new agreement and the Company bifurcated the above features from the debt instrument at the amendment date and then subsequently marked to fair value through the income statement. The Investment Agreement Loan has been amortized using the effective interest method. These features have an overall value of approximately nil as of December 31, 2021 due to, according to the expected likelihood of the three trigger events previously described, the embedded option would be exercisable at a value closed to the fair market value. As of December 31, 2022, those features had a total nil value.

On February 28, 2022, following the First Amendment, (i) the Investors manifested their interest in making additional investments in the Company, subject to the same terms and conditions regulating the Investment Agreement Loan, in order to further finance and develop the Project, and (ii) the Investors and the Company ascertained that it was adequate to further postpone the shareholders’ meeting for the capital increase and hold a single shareholders’ meeting by and no later than March 31, 2022 to resolve upon the conversion of both the capital injection of Euro 5 million and any additional capital injection subsequently performed by the Investors.

On March 28, 2022, the Investors and the Company entered into a further amendment (the “Second Amendment”) in order to (i) reiterate their willingness to duly perform the Investment Agreement Loan, (ii) make additional investments in the Company to further finance and develop the Project, and (iii) ensure the performance and subscription of the capital increase, by automatic conversion of both the initial capital injection (Euro 5 million) and all additional capital injections to be performed by the Investors, by and no later than December 31, 2022. The addition capital injection made by the Investors as part of this amendment was Euro 4 million. The accounting was the same as described above in relation to the initial capital injection. The features had a total nil value both as of March 28, 2022 and December 31, 2022.

On September 14, 2022, a third amendment was executed by the Company and its Investors to confirm the terms and timing included in the Second Amendment as well as provide the Company with an additional funding of Euro 3.75 million. The accounting was the same as described above in relation to the initial capital injection. The features had a total nil value both as of September 14, 2022 and December 31, 2022.

On December 29, 2022, the Investors and the Company entered into a fourth amendment to the Investment Agreement Loan in order to push back the date of the shareholders’ meeting of the Company to resolve upon the above capital increases by and no later than March 31, 2023 (the “Fourth Amendment”). The accounting was the same as described above in relation to the initial capital injection. The features had a total nil value both as of December 29, 2022 and December 31, 2022.

As of December 31, 2022 and 2021, the total Investment Agreement Loan amounted to Euro 13,666,826 and Euro 5,198,560, respectively, which includes Euro 718,266 and Euro 198,560 of accrued interest.

On February 17, 2023, the Company entered into an additional amendment. On September 7, 2023, the Shareholders of the Company approved, among others, the conversion of the outstanding Investment Agreement Loan including any accrued interests to date into Stockholders’ equity. Refer to paragraph 13 for further information.

7.	Post-Retirement Benefit Plans

The Company sponsors a defined benefit plan in which the Company’s Italian employees participate. Total costs of the defined benefit plan for the years ended December 31, 2022 and 2021 was Euro 6,878 and Euro 14,146, respectively.

Changes in obligations of the defined benefit plans are as follows:

	December 31,

	2022	2021

Benefit obligation at the beginning of the period	€72,874	€110,144
Service cost	7,867	10,754
Interest cost	565	253
Actuarial loss (gain)	(1,554)	3,139
Benefit paid	(12,892)	(51,415)
Benefit obligation at the end of the period	€66,859	€72,874
Of which:
Current	€—	€—
Long-term	€66,859	€72,874

There are no plan assets servicing the defined benefit plans.

The assumptions used to determine the benefit obligations at year-end are as follows:

	December 31,

	2022	2021
Discount rate (1)	3.63%	0.85%
Inflation rate	2.30%	2.00%
Future salary increase	3.00%	3.00%
Withdraw rate	15.00%	15.00%

(1) The discount rate is based on Iboxx Corp Index based on the duration of the plan (9 years).

8.	Commitments and Contingencies

Commitments

The Company has entered into clinical development contracts with external subcontractors. The Company compensates its suppliers for the services provided on a regular basis. The Company shall not incur material penalty fees for the termination of any of such contracts.

Legal Matters

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. The Company investigates these claims as they arise. Although claims are inherently unpredictable, the Company currently is not aware of any matters that may have a material adverse effect on the business, financial position, results of operations or cash flows.

9.	Stockholders’ Equity/(Deficit)

Common Stock

As of December 31, 2022 and 2021, the subscribed share capital was equal to Euro 1,756,142, divided into 73,480 ordinary shares (Class A) with par value equal to Euro 1.00, and 1,678,505 senior stock with a par value equal to Euro 1.0025.

Senior Stock

The following table summarizes senior stock (“Senior Stock”) authorized and issued and outstanding as of December 31, 2022 and 2021:

	Share Authorized	Shares issued and outstanding	Original issue price	Issuance costs	Net proceeds	Aggregate liquidation preference
Class B	133,485	133,485	40.45	—	5,399,906	5,399,906
Class C	150,031	150,031	42.72	—	6,410,006	6,410,006
Class D	334,734	334,734	43.59	—	14,590,033	14,590,033
Class E	616,279	616,279	43.00	—	26,500,040	26,500,040
Class F	443,976	443,976	47.30	—	21,000,064	21,000,064

	1,678,505	1,678,505		—	73,900,048	73,900,048

The holders of the Company’s Senior Stock have the following rights, preferences and privileges:

Redemption – The senior stock is not redeemable at the option of the holder.

Dividend Rights – The holders of Senior Stock (Class F, Class E, Class D and Class C) shall be entitled to receive a dividend per share, pari passu, and prior and in preference to any dividend on Common Stock, equal to the original issue price for such series of Senior Stock, plus an interest at a rate of 6% per annum. Class B is entitled to receive an amount equal to the original issue price for such series of Senior Stock. The dividend is distributed to the holders of Senior Stock by decreasing order of priority, starting from Class F. To date, no such dividends have been declared.

Liquidation Preference – In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Senior Stock (Class F, Class E, Class D and Class C) shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution from the proceeds of the liquidation event of the Company to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the original issue price for such series of Senior Stock, plus an interest at a rate of 6% per annum. Class B is entitled to receive an amount per share equal to the original issue price for such series of Senior Stock. The distribution is allocated to the holders of Senior Stock by decreasing order of priority, starting from Class F. The remaining funds are distributed to common shareholders.

Voting Rights – The holders of Senior Stock are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of Senior Stock. The Senior Stock holders have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holders of outstanding Senior Stock are entitled to elect six directors. The holders of Class F and Class E, voting as separate classes, are each entitled to elect one independent director; the holders of Class E, voting as a single class, are entitled to elect two directors; the holders of Class D, voting as a single class, are entitled to elect one director; the holders of Class C and Class B, voting together as a single class, are entitled to elect one director. The remaining member is elected by the holders of Common Stock, voting as a single class.

Stock Option Plans

Stock options are issued pursuant to the 2018-2028 Stock Option Plan (the “2018-2028 Plan”), which was approved by the Board of Directors of the Company on October 30, 2018. Under the 2018-2028 Plan, the Company has the ability to issue incentive stock options, nonqualified stock options and stock purchase rights. The Board of Directors has the authority to approve the employees and nonemployees to whom stock awards are granted and determine the terms of each award. Such options are to be exercisable at prices, as determined by the board of directors, generally equal to the fair value of the Company’s common stock at the date of grant and have a contractual term of 10 years.

Options are exercisable upon vesting and vested options generally expire 6 months after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended. Any unvested options or vested but unexercised options are returned to the Company.

As of December 31, 2022 and 2021, there were options outstanding to purchase 163,087 shares and 158,087 shares, respectively, of common stock under the 2018-2028 Plan and 163,087 and 158,087 options, respectively, were available for issuance under the 2018-2028 Plan.

A summary of the Company’s stock option activity is as follows (in Euro):

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of January 1, 2021	194,153	10.86
Options granted	0
Options forfeited	36,066

Balance as of December 31, 2021	158,087	10.83	6.33	4,966,050

Options vested and expected to vest as of December 31, 2021	112,798	10.51		3,579,847

Options vested as of December 31, 2021	112,798	10.51	6.33	3,579,847

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2021	158,087	10.83
Options granted (weighted average fair value of Eur 30,98 per share)	20,000
Options forfeited	15,000

Balance as of December 31, 2022	163,087	10.86	5.33	5,118,188

Options vested and expected to vest as of December 31, 2022	126,486	10.59		4,004,511

Options vested as of December 31, 2022	126,486	10.59	5.33	4,004,511

The Company has computed the aggregate intrinsic value amounts disclosed in the above table based on the difference between the original exercise price of the options and management’s estimate of the fair value of the Company’s common stock as of December 31, 2022 and 2021. The weighted-average grant date fair value of options that vested during the year ended December 31, 2022 and 2021 was Euro 30.43 and Euro 30.85 per share, respectively.

Stock-based compensation expense was recorded in the following cost and expense categories in the Company’s income statement:

	Years Ended December 31,
	2022	2021
Research and development	€(344,828)	€(683,766)
General and administrative	(387,440)	(547,989)

Total	€(732,268)	€(1,231,755)

As of December 31, 2022 and 2021, there was Euro 533,350 and Euro 1,265,619, respectively, of total unrecognized compensation cost related to unvested stock options. That cost is expected to be recognized over a weighted average period of 5 years. No tax benefit is recognized on the Stock-Based compensation expense.

Stock-Based Awards to Employees — All stock-based compensation granted to employees and directors is measured at the grant date fair value of the award. The Company estimated the fair value of its common stock utilizing periodic contemporaneous valuations prepared by an independent third-party appraiser based upon several factors, including its operating and financial performance, progress and milestones attained in its business, and past sales of convertible preferred stock.

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option-pricing model and using the assumptions noted in the below table. Expected volatility is based upon the historical volatility of a peer group of publicly traded companies. The expected term represents the period that the Company’s share-based awards are expected to be outstanding. The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock option’s vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The risk-free rate is based on Euribor 6M zero coupon curve at the time of grant that are commensurate with the expected term of the awards. The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future. For purposes of determining the fair value of the Company’s common stock to be used in the calculation of stock-based compensation, the Company considered the price per share derived from the most recent capital injections and determined that other factors should be considered, including (i) the prices, rights, preferences and privileges of the Company’s senior stock relative to those of its common stock, (ii) the lack of marketability of the Company’s Common Stock, (iii) actual operating and financial results, (iv) current business conditions and projections, (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions, and (vi) precedent transactions involving the Company’s shares. The assumptions used to value options granted were as follows (no options were granted in the fiscal year ended December 31, 2021):

Year ended December 31, 2022
Expected term (in years)	5,33
Volatility	53,04%
Risk-free interest rate	0,622%
Dividend yield	0%

The Company recognized employee stock-based compensation expense for the years ended December 31, 2022 and 2021, which was calculated based upon the number of awards ultimately expected to vest, and thus, this expense was reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

10. Income taxes

The Company is subject to income taxation in Italy and in the United States.

The components of loss before income taxes for the years ended December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Domestic	(10,636,629)	(15,746,669)
Foreign	(1,810,874)	(1,494,321)

Loss before provision for income taxes	(12,447,503)	(17,240,991)

Income tax expenses for the years ended December 31, 2022 and 2021 consist of the following:

	December 31,	December 31,
	2022	2021
Current:
Domestic (IRES/IRAP)	—	—
Foreign	(76,670)	(93,118)

	(76,670)	(93,118)
Deferred:
Domestic (IRES/IRAP)	—	—
Foreign	—	—

	—	—

Total provision	(76,670)	(93,118)

Income tax expense differs from the amount expected by applying the IRES statutory rate, the national income tax rate of the Company’s country of domicile, to the loss before taxes as follows:

	Years Ended December 31,

	2022	2021

Statutory income tax rate	24%	24%
Non-Deductible interests	(1.71)	(0.34)
Non-deductible expenses and others	(1.38)	(1.72)
Tax credits	1.99	2.52
Other	(0.78)	(1.19)
Change in valuation allowance	(22.74)	(23.80)

	(0.62)%	(0.54)%

Deferred taxes are recognized for the tax effects of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, and for carryforwards. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows:

	December 31,	December 31,

	2022	2021

Deferred tax assets:
Net operating loss carryforwards	22,788,681	20,059,019
Accrued expenses and other current liabilities	418,390	296,806
Property and equipment	80,840	80,840
Post-retirement benefit plans	9,353	7,434

Total deferred tax assets	23,297,264	20,444,099
(Deferred tax liabilities):
Debt, current	(43,242)	(20,104)

Total deferred tax liabilities	(43,242)	(20,104)
Less: valuation allowance	(23,254,023)	(20,423,995)

Net deferred tax assets	—	—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been reduced by a valuation allowance, to the extent not supported by reversing taxable temporary differences. The valuation allowance increased by approximately Euro 3 million and Euro 4 million for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, the Company had net operating loss carryforwards for IRES income tax purposes of Euro 94.9 million and Euro 83.6 million, respectively, which can be carried forward indefinitely.

The Company files income tax returns in the United States and Italy. As of December 31, 2022 and 2021, the Company recognized a liability for unrecognized tax benefits (included within Other non-current liabilities caption) for Euro 399,338 (of which Euro 25,044 of interests and Euro 75,639 of penalties) and Euro 304,786 (of which Euro 11,138 of interests and Euro 59,569 of penalties), respectively. Interests and penalties recognized for the years ended December 31, 2022 and 2021 amounts to Euro 25.972 and Euro 22.519, respectively.

The Company does not expect that its unrecognized tax benefits will materially change in the next twelve months.

The Company is subject to income taxes in Italy and foreign jurisdictions. In the normal course of business, it is subject to examination by U.S. federal, state and local taxing authorities. The Company is not currently under examination by the Italian Tax Authorities or any other taxing authority. All tax years remain open to examination by major taxing jurisdictions in which the Company files returns due to unutilized net operating carryforwards.

11. Accumulated Other Comprehensive Income (Loss)

The accumulated balances related to each component of other comprehensive income (loss) are as follows:

	Cumulative Foreign Currency Translation Adjustment	Defined benefit pension plan	Accumulated Other Comprehensive Income (Loss)
As of December 31, 2020	€118,540	€—	€118,540
Other comprehensive income (loss)	(144,670)	(3,139)	(147,809)
As of December 31, 2021	(26,130)	(3,139)	(28,955)
Other comprehensive income (loss)	(122,125)	1,554	(120,571)
As of December 31, 2022	€(148,255)	€(1,585)	€(149,840)

12. Related parties

There are no transactions with related parties of the Company during the periods presented.

13. Subsequent Events

The Company has evaluated subsequent events through January 4, 2024, which is the date the consolidated financial statements were available to be issued.

In the first half of 2023 the Company received a total amount of Euro 5,425,000 in connection with the Investment Agreement for Capital Injection. The first additional tranche was subscribed in April 2023 for a total amount of Euro 3,256,000. The second additional tranche was subscribed in June 2023 for a total amount of Euro 2,169,000.

On September 7, 2023, the Shareholders of the Company approved an increase of the share capital of EryDel for a total amount of Euro 19,955,811. At the same meeting, the Shareholders also approved: i) the cancellation of all previous planned capital increases; ii) the cancellation of the Stock options plans, for which no payment or other rights were granted; iii) the conversion of all the senior stocks outstanding into such number of ordinary shares (thus acquiring the same rights) and iv) the conversion of the outstanding Investment Agreement Loan including any accrued interests to date into Stockholders’ equity (the conversion date agreed among the Investors and the Company was July 15, 2023).

On September 28, 2023, the U.S. Food and Drug Administration (FDA or the “Agency”) has lifted the partial clinical hold on the Company’s Investigational New Drug (IND) application for its lead Phase 3 asset, EryDex. Currently, there are no approved treatments for patients with A-T.

On October 20, 2023, Quince completed the acquisition of the Company. The acquisition was completed pursuant to Stock Purchase Agreement, dated as of July 21, 2023, (the “Purchase Agreement”), by and among Quince, the Company, EryDel US, holders of EryDel capital stock and the managers of EryDel (the “EryDel Shareholders”) and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the EryDel Shareholders. Pursuant to the terms of the Purchase Agreement, Quince issued 6,525,315 shares of its common stock to the EryDel Shareholders, resulting in the EryDel Shareholders owning approximately 15.2% of the outstanding common stock Quince. Up to an additional 725,037 shares of Quince’s common stock may be issued to the EryDel Shareholders upon the first anniversary of the closing of the acquisition. The EryDel Shareholders have a contingent right to receive up to an aggregate of $485 million in potential cash payments, comprised of up to $5 million upon the achievement of a specified development milestone, $25 million at NDA acceptance by the FDA, up to $60 million upon the achievement of specified approval milestones, and up to $395 million upon the achievement of specified on market and sales milestones, with no royalties paid to EryDel.

In connection with the closing of the acquisition, Quince has agreed to guarantee the obligations of EryDel in respect of the EIB Loan. As of October 20, 2023, approximately Euro 10 million has been disbursed to EryDel. The outstanding principal amount under the EIB Loan will become due and payable at maturity on August 11, 2026 and bears interest at a fixed rate of 9.00% per annum. The EIB Loan may be voluntarily prepaid at any time with at least 60 days’ prior notice, subject to a prepayment penalty.

Pursuant to the EIB Loan, the Company and Quince will (i) make representations and warranties to EIB that are customary for facilities similar to the EIB Loan and (ii) become bound by customary affirmative and negative covenants, subject to customary exceptions. Quince, but not the Company, will become subject to a requirement under the EIB Loan to maintain a certain minimum unrestricted balance of cash or cash equivalents during the term of the EIB Loan. A failure by the Company or Quince to comply with any of the covenants applicable to it under the EIB Loan will, either immediately or after the passage of time in the case of those covenants that are subject to a grace period, constitute an event of default under the EIB Loan. Pursuant to the Guarantees, the Company and Quince have agreed to guarantee EryDel’s obligations under the EIB Loan, which must be paid to EIB within five (5) business days of written demand therefor from EIB.

On August 30, 2023, Quince, through its subsidiary EryDel Italy, Inc., entered into a promissory note, (the “Promissory Note”) with the Company, pursuant to which EryDel Italy, Inc. promised to make advances to EryDel of up to $1.0 million. Under the terms of the Promissory Note, the principal amount of the note shall be made available in two tranches, an initial tranche, in an aggregate amount of $500,000 (approx. Euro 463,390 as of September 30, 2023), with an interest rate of 5.07% per annum, and a second tranche, up to an aggregate amount of $500,000, with an annual interest rate equal to Applicable Federal Rate for Annual Compounding Short-Term Debt Instruments as at the funding date of such tranche, to be funded to EryDel during the period commencing September 1, 2023 to October 31, 2023. The first tranche was made during the three months ended September 30, 2023. Interest receivable as of September 30, 2023 was $1,300 (approx. Euro 1,200). On October 17, 2023 the second tranche in an amount of $500,000 with 5.22% annual interest to EryDel was provided by Quince to the Company. On October 24, 2023, in connection with the above mentioned acquisition, the outstanding principal and accrued interest due under the Promissory Note of approximately $1.0 million in the aggregate was deemed to be paid and discharged in full.